Filed pursuant to Rule 433

Registration Statements Nos. 333-180967

and 333-180967-01

August 5, 2013

Final Term Sheet

TOTAL CAPITAL INTERNATIONAL

(A wholly-owned subsidiary of TOTAL S.A.)

$500,000,000 1.000% Guaranteed Notes Due 2016

Guaranteed on an unsecured, unsubordinated basis by

TOTAL S.A.

Issuer	Total Capital International

Guarantee	Payment of the principal of, premium, if any, and interest on the notes is guaranteed by TOTAL S.A.

Format	SEC-registered global notes

Title	$500,000,000 1.000% Guaranteed Notes Due 2016

Total initial principal amount being issued	$500,000,000

Issue price	99.726%

Pricing date	August 5, 2013

Expected settlement date	August 12, 2013 (T+5)

Maturity date	August 12, 2016, unless earlier redeemed

Day count	30/360

Day count convention	Following, unadjusted

Optional redemption terms	Make-whole call at Treasury Rate plus 10 basis points

Tax call at par

Interest rate	1.000% per annum

Benchmark Treasury	0.625% due July, 2016

Benchmark Treasury price	100-03

Benchmark Treasury yield	0.593%

Spread to benchmark Treasury	Plus 50 basis points

Yield to maturity	1.093%

Date interest starts accruing	August 12, 2013

Interest payment dates	Each February 12 and August 12

First interest payment date	February 12, 2014

Regular record dates for interest	Each January 29 and July 29

Trustee	The Bank of New York Mellon

Listing	None

Denominations	$2,000 and increments of $1,000

Expected ratings of the notes	Moody’s: Aa1/Negative
Standard & Poor’s: AA-/Stable

Ratings are not a recommendation to purchase, hold or sell notes, inasmuch as the ratings do not comment as to market price or suitability for a particular investor. The ratings are based upon current information furnished to the rating agencies by Total Capital International and TOTAL S.A. and information obtained by the rating agencies from other sources. The ratings are only accurate as of the date thereof and may be changed, superseded or withdrawn as a result of changes in, or unavailability of, such information, and therefore a prospective purchaser should check the current ratings before purchasing the notes. Each rating should be evaluated independently of any other rating.

CUSIP / ISIN	89153VAF6 / US89153VAF67

Selling restrictions	European Economic Area, France, UK

Managers	Merrill Lynch, Pierce, Fenner & Smith Incorporated Citigroup Global Markets Inc. Credit Suisse Securities (USA) LLC BNP Paribas Securities Corp. Mitsubishi UFJ Securities (USA), Inc.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322, Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Credit Suisse Securities (USA) LLC toll-free at 1-800-221-1037, BNP Paribas Securities Corp. toll-free at 1-800-854-5674 or Mitsubishi UFJ Securities (USA), Inc. toll-free at 1-877-649-6848.

Final Term Sheet

TOTAL CAPITAL INTERNATIONAL

(A wholly-owned subsidiary of TOTAL S.A.)

$500,000,000 Floating Rate Guaranteed Notes Due 2018

Guaranteed on an unsecured, unsubordinated basis by

TOTAL S.A.

Issuer	Total Capital International

Guarantee	Payment of the principal of, premium, if any, and interest on the notes is guaranteed by TOTAL S.A.

Format	SEC-registered global notes

Title	$500,000,000 Floating Rate Guaranteed Notes due 2018

Total Initial Principal Amount Being Issued	$500,000,000

Issue Price	100.000%

Pricing Date	August 5, 2013

Expected Settlement Date	August 12, 2013 (T+5)

Maturity Date	August 10, 2018, unless earlier redeemed

Day Count	Actual/360

Business Day Convention	Modified following adjusted (London)

Optional Redemption Terms	Tax call at par

Interest Rate	The Interest Rate for the first Interest Period will be the 3-month U.S. dollar London Interbank Offered Rate (“LIBOR”), as determined on 8 August, 2013, plus the Spread (as described below). Thereafter, the Interest Rate for any Interest Period will be U.S. dollar LIBOR, as determined on the applicable Interest Determination Date, plus the Spread. The Interest Rate will be reset quarterly on each Interest Reset Date.

Spread to LIBOR	Plus 57 bps

Date Interest Starts Accruing	August 12, 2013

Interest Payment Dates	Each February 10, May 10, August 10 and November 10 subject to adjustment in accordance with the business day convention specified above

First Interest Payment Date (short first coupon)	November 10, 2013

Interest Reset Dates	The interest reset date for each Interest Period other than the first interest period will be the first day of such interest period, subject to adjustment in accordance with the business day convention specified above

Interest Periods	The period beginning on, and including, an Interest Payment Date and ending on, but not including, the following Interest Payment Date; provided that the first Interest Period will begin on August 12, 2013, and will end on, but not include, the first Interest Payment Date

Interest Determination Date	The Interest Determination Date relating to a particular Interest Reset Date will be the second London Business Day preceding such Interest Reset Date

London Business Day	Any week day on which banking or trust institutions in London are not authorized generally or obligated by law, regulation or executive order to close

Regular Record Dates for Interest	Each January 27, April 27, July 27 and October 27

Trustee	The Bank of New York Mellon

Listing	None

Denominations	$2,000 and increments of $1,000 above that amount

Expected Ratings of the Notes	Moody’s: Aa1/Negative
Standard & Poor’s: AA-/Stable

Ratings are not a recommendation to purchase, hold or sell notes, inasmuch as the ratings do not comment as to market price or suitability for a particular investor. The ratings are based upon current information furnished to the rating agencies by Total Capital International and TOTAL S.A. and information obtained by the rating agencies from other sources. The ratings are only accurate as of the date thereof and may be changed, superseded or withdrawn as a result of changes in, or unavailability of, such information, and therefore a prospective purchaser should check the current ratings before purchasing the notes. Each rating should be evaluated independently of any other rating.

CUSIP / ISIN	89153VAH2 / US89153VAH24

Selling Restrictions	European Economic Area, France, United Kingdom

Joint Book-Running Managers	Merrill Lynch, Pierce, Fenner & Smith Incorporated Citigroup Global Markets Inc. Credit Suisse Securities (USA) LLC BNP Paribas Securities Corp. Mitsubishi UFJ Securities (USA), Inc.

Calculation of U.S. Dollar LIBOR	The Calculation Agent will determine U.S. dollar LIBOR in accordance with the following provisions: With respect to any Interest Determination Date, U.S. dollar LIBOR will be the rate for deposits in U.S. dollars having a maturity of three months commencing on the Interest Reset Date that appears on the designated LIBOR page as of 11:00 a.m., London time, on that Interest Determination Date. If no rate appears, U.S. dollar LIBOR, in respect of that Interest Determination Date, will be determined as follows: the Calculation Agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the Calculation Agent (after consultation with the Issuer), to provide the Calculation Agent with its offered quotation for deposits in U.S. dollars for the period of three months, commencing on the Interest Reset Date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that Interest Determination Date and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time. If at least two quotations are provided, then U.S. dollar LIBOR on that Interest Determination Date will be the arithmetic mean of those quotations. If fewer than two quotations are provided, then U.S. dollar LIBOR on the Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., New York City time, on the Interest Determination Date by three major banks in The City of New York selected by the Calculation Agent (after consultation with the Issuer) for loans in U.S. dollars to leading European banks, having a three-month maturity and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time; provided, however, that if the banks selected by the Calculation Agent are not providing quotations in the manner described by this sentence, U.S. dollar LIBOR determined as of that Interest Determination Date will be U.S. dollar LIBOR in effect on that Interest Determination Date. The designated LIBOR page is the Reuters screen “LIBOR01”, or any successor service for the purpose of displaying the London interbank rates of major banks for U.S. dollars. The Reuters screen “LIBOR01” is the display designated as the Reuters screen “LIBOR01”, or such other page as may replace the Reuters screen “LIBOR01” on that service or such other service or services as may be denominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits. All calculations made by the Calculation Agent for the purposes of calculating the Interest Rate on the Floating Rate Guaranteed Notes Due 2018 shall be conclusive and binding on the holders of Floating Rate Guaranteed Notes Due 2018, TOTAL S.A., Total Capital International and the trustee, absent manifest error.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322, Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Credit Suisse Securities (USA) LLC toll-free at 1-800-221-1037, BNP Paribas Securities Corp. toll-free at 1-800-854-5674 or Mitsubishi UFJ Securities (USA), Inc. toll-free at 1-877-649-6848.

Final Term Sheet

TOTAL CAPITAL INTERNATIONAL

(A wholly-owned subsidiary of TOTAL S.A.)

$1,000,000,000 3.700% Guaranteed Notes Due 2024

Guaranteed on an unsecured, unsubordinated basis by

TOTAL S.A.

Issuer	Total Capital International

Guarantee	Payment of the principal of, premium, if any, and interest on the notes is guaranteed by TOTAL S.A.

Format	SEC-registered global notes

Title	$1,000,000,000 3.700% Guaranteed Notes Due 2024

Total initial principal amount being issued	$1,000,000,000

Issue price	99.745%

Pricing date	August 5, 2013

Expected settlement date	August 12, 2013 (T+5)

Maturity date	January 15, 2024, unless earlier redeemed

Day count	30/360

Day count convention	Following, unadjusted

Optional redemption terms	Make-whole call at Treasury Rate plus 20 basis points

Tax call at par

Interest rate	3.700% per annum

Benchmark Treasury	1.750% due May, 2023

Benchmark Treasury price	92-14+

Benchmark Treasury yield	2.630%

Spread to benchmark Treasury	Plus 110 basis points

Yield to maturity	3.730%

Date interest starts accruing	August 12, 2013

Interest payment dates	Each January 15 and July 15

First interest payment date (short first coupon)	January 15, 2014

Regular record dates for interest	Each January 1 and July 1

Trustee	The Bank of New York Mellon

Listing	None

Denominations	$2,000 and increments of $1,000

Expected ratings of the notes	Moody’s: Aa1/Negative
Standard & Poor’s: AA-/Stable

Ratings are not a recommendation to purchase, hold or sell notes, inasmuch as the ratings do not comment as to market price or suitability for a particular investor. The ratings are based upon current information furnished to the rating agencies by Total Capital International and TOTAL S.A. and information obtained by the rating agencies from other sources. The ratings are only accurate as of the date thereof and may be changed, superseded or withdrawn as a result of changes in, or unavailability of, such information, and therefore a prospective purchaser should check the current ratings before purchasing the notes. Each rating should be evaluated independently of any other rating.

CUSIP / ISIN	89153VAG4 / US89153VAG41

Selling restrictions	European Economic Area, France, UK

Managers	Merrill Lynch, Pierce, Fenner & Smith Incorporated Citigroup Global Markets Inc. Credit Suisse Securities (USA) LLC BNP Paribas Securities Corp. Mitsubishi UFJ Securities (USA), Inc.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322, Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Credit Suisse Securities (USA) LLC toll-free at 1-800-221-1037, BNP Paribas Securities Corp. toll-free at 1-800-854-5674 or Mitsubishi UFJ Securities (USA), Inc. toll-free at 1-877-649-6848.